EXHIBIT 4.01

STOCK OPTION PLAN OF BRASILAGRO – COMPANHIA BRASILEIRA DE PROPRIEDADES AGRÍCOLAS, APPROVED BY THE ANNUAL AND SPECIAL SHAREHOLDERS’ MEETING, HELD ON OCTOBER 29, 2008

1.	Plan Objective

The objective of the Stock Option Plan (“Plan”) is to grant the Administrators and Managers (as defined in Item 3 of this Plan) of BrasilAgro – Companhia Brasileira de Propriedades Agrícolas (“Company”) and its direct and indirect subsidiaries (“Subsidiaries”) options for the purchase of common shares (“Shares”) issued by the Company, in order to promote the expansion, success and execution of the Company’s objectives, align the interests of the Company’s shareholders with those of its Administrators and Managers, and motivate said Administrators and Managers to contribute substantially to the Company’s success.

The present Plan establishes the general conditions for the granting of options for the purchase of shares issued by the Company, pursuant to Paragraph 3, Article 168 of Law 6,404/79, and amendments thereto.

2.	Administration of Plan

Administration of Plan. The present Plan will be administrated by the Board of Directors, which may at any time institute a Compensation Committee (“Committee”) with advisory duties to be created pursuant to the Company’s Bylaws and composed of members of the Company’s Board of Directors, in order to assist the Board of Directors in the Administration of the Plan and to hire specialized consulting firms. The resolutions of the Board of Directors are binding for the Company in all matters related to the Plan.

Powers. In the exercise of their duties, the Board of Directors and the Committee are subject to the limits provided for by law, the Company’s Bylaws, governing laws and regulations, the Plan and the guidelines established by the Company’s shareholders convened at a General Meeting. The Board of Directors shall have broad powers to implement the Plan and take all necessary and appropriate measures to its administration. Any omissions will be regulated by the Board of Directors, subject to the consultation of the Meeting of Shareholders’ if required by law or the Company’s Bylaws, or whenever deemed necessary by the Board of Directors, at its sole discretion.

The Board of Directors has the following powers, among others:

(i)	introduce and enforce general rules related to the granting of options under the terms of this Plan and clarify any issues involving the interpretation of the Plan;

(ii)	set performance targets for the Administrators and Managers of the Company and its Subsidiaries in order to establish objective criteria for the selection of Participants;

(iii)	select Participants of the Plan and authorize the granting of stock options on their behalf, establishing all the conditions of the options granted, as well as modifying said conditions when necessary to conform the options to governing law or regulations;

(iv)	issue new Company shares within the limit of the Company’s authorized capital as a result of the stock options exercised by Participants; and

(v)	establish supplementary rules to this Plan and review its conditions, pursuant to item 11 of this Plan.

3.	Participants

Participants. The professionals selected to participate in the Plan are selected at the sole discretion of the Board of Directors from among the Administrators and Managers of the Company and its Subsidiaries. For the purposes of this Plan: (a) “Administrators” means the members of the Board of Directors and the Executive Officers of the Company and its subsidiaries; and (b) “Managers” mean the employees in the exercise of management duties employed by the Company and its Subsidiaries, as well as individuals and companies rendering services to the Company or its subsidiaries.

Continuance of Employment or Position. No provision of this Plan may be construed as conferring rights to Participants related to the guarantee of their continuation as an employee or service provider at the Company or its Subsidiaries or interfere in any way with the right of the Company or its Subsidiaries to rescind at any time the relationship with the Participant, subject to the legal conditions and those included in the labor contract or service contract, as the case may be. In addition, no provision of this Plan may be construed as constituting rights to any stock option holder related to a guarantee of their continuation until the end of their term as Executive Officer or member of the Board of Directors, or interfere in any way with the right of the Company or its Subsidiaries to terminate them, nor assure their right to reelection.

Compensation. The granting of stock options and their exercise by Participants are not in any way related to or linked to the fixed and variable compensation owed at the time by the Company.

Participation. Each Plan Participant must expressly commit to the plan by signing the term of commitment, without any restrictions, pledging to comply with all the provisions set forth herein.

4.	Stock Option Programs

Stock Option Programs. The granting of options for the subscription or acquisition of shares to the Participants selected by the Board of Directors will be performed through Stock Granting Option Programs (“Stock Option Programs”). The Board of Directors shall create specific Stock Option Programs for the categories of Administrators and Managers.

Stock Option Programs. Pursuant to the provisions of this Plan, the Board of Directors must establish for each Stock Option Program, in accordance with the general criteria established in this Plan, (i) the overall number of Company shares to be included in each grant issued under the scope of the Plan; (ii) the terms and/or events making the option for the subscription or acquisition of shares exercisable; (iii) the option exercise price and price adjustment index until the option exercise date (automatically applicable at the shortest frequency provided for by law). The Board of Directors may at any time change the adjustment index; (iv) the payment conditions of the exercise price; (v) the maximum period for exercising the option or the criteria for determining said period; (vi) any restrictions on the trading of shares subscribed or acquired as a result of the exercise of the option; and (vii) potential penalties.

Stock Option Agreement. The granting of options under the terms of the Plan will be performed individually for each Participant, through the signing of stock option agreements (“Stock Option Agreements”) between the Company and the Participant, which must specify, without prejudice to other conditions imposed by the Board of Directors, the number of shares to be included in the option, the conditions for acquiring the right to exercise the option, the deadline for the exercise of the option, the exercise price of the option and the payment conditions. The Board of Directors may impose terms and/or conditions precedent for the exercise of the option, and impose restrictions on the transfer of the shares acquired upon the exercise of the options, and may also reserve for the Company repurchase options or preference rights in the event of the sale by the Participant of said shares, until the end of the period and/or compliance with the established conditions.

Special Treatment. The Board of Directors may establish special terms and conditions for each Stock Option Agreement, with no need for the application of any equal or analogous treatment rules between Participants, even if they are in similar or identical situations.

Interpretation of Stock Option Programs and Agreements. The options granted in accordance with any Stock Option Program and Agreement are subject to all the terms and conditions set forth in this Plan. The granting of options under a Stock Option Program and Agreement to any Participant does not oblige the Company to grant additional options to the same Participant in future fiscal years. In the case of any conflict between the Plan and the provisions of the Stock Option Programs or Agreement or any instrument or agreement executed as a result of the Plan, the provisions included in the Plan should prevail.

5.	Shares included in the Plan

Number of shares included in the Plan. Stock options granted under the Plan may confer rights over a number of shares that may not exceed at any time the maximum and cumulative amount of 2% (two percent) of the shares issued by the Company, including in this calculation all of the options already granted under the Plan, whether exercised or not, except for those cancelled and non-exercised, with the overall number of shares issued or that may potentially be issued under the Plan is always kept within the limits of the Company’s authorized capital. In order to satisfy the exercise of options granted under the Plan, the Company may, at the Board of Directors’ discretion, (i) issue new shares within the limits of the Company’s capital stock, or (ii) sell shares held in treasury.

Class of shares included in the Plan. Stock options granted under the Plan will confer its holders the rights provided for under governing law and in the Company’s Bylaws, subject to the provisions of item 8 below, as well as to any provision to the contrary established by the Board of Directors.

Adjustments. If the number of shares issued by the Company is subjected to increases, decreases, splits, groupings or the payment of dividends, the Board of Directors must effect the appropriate adjustments in the number of shares issued in accordance with the options already exercised and those granted but not exercised. The adjustments may not modify the overall subscription or acquisition price of the options granted but not exercised. No share fractions will be issued as a result of the Plan or any of these adjustments.

6.	Exercise Price of the Options

Exercise Price of the Options. The Board of Directors is responsible for setting the exercise price of the options on a case-by-case basis, observing as a minimum the average price of the Company’s shares in the trading sessions of the São Paulo Stock Exchange (Bovespa), weighted by trading volume, during the 30 (thirty) trading sessions prior to the granting of the options.

Form and Term of Payment. The exercise price of the options must be paid in the form and within the term established by the Board of Directors. The exercise price must be paid in full before the shares acquired through the exercise of the option under the conditions of the Plan may be sold to a third party, except with the previous authorization by the Board of Directors, in which case the proceeds of the sale may be allocated in advance to settle a debit owed by the Participant to the Company.

Dividends. Unless resolved otherwise by the Board of Directors, the shares acquired as a result of the exercise of the options will be entitled to dividend payments in cash, including interest on equity and on the income declared in the fiscal year in which the subscription or acquisition of the shares that are the object of the option occurred, depending on the case.

7.	Exercise of Option

Exercise of Option. The options granted under the Plan may be exercised, in part or full, in accordance with the terms and conditions stipulated by the Board of Directors and the terms and conditions provided for in the respective Stock Option Agreement.

Form of Exercise. Participants wishing to exercise their stock options must notify the Company in writing of their intent to do so and indicate the number of shares they wish to acquire, observing the communication model to be disclosed by the Board of Directors. The Company will inform the Participant the exercise price to be paid, based on the number of shares informed by the Participant, with the Company’s administrators responsible for taking all measures required to formalize the acquisition of the shares that are the object of the exercise.

Term of Option. Without prejudice to any provision to the contrary in the Stock Option Plan or Agreement, the options granted under the Plan will extinguish automatically, along with all their associated rights, in the following cases:

(i)	as a result of their full exercise;

(ii)	following the lapse of the term of the option;

(iii)	if the Company is dissolved, liquidated or declares bankruptcy; or

(iv)	in the situations provided for in items 8 and 9 below.

Extinguishment. The portion of the option not exercised within the stipulated terms and conditions will automatically be considered extinguished, with no right to indemnity.

Suspension. The Board of Directors may determine the suspension of the right to exercise the options upon the verification of situations that, under applicable laws or regulations, restrict or impede the trading of shares by the Participant.

Preference Rights Pursuant to Article 171, Paragraph 3 of Law 6,404/76, and amendments thereto, shareholders do not enjoy any preference in the acquisition or exercise of the stock options under the Plan.

Shareholder Rights. Participants only gain the rights and privileges of the shareholders in the Company after their options are duly exercised in accordance with the Plan and the respective Stock Option Agreement. No shares will be delivered to bearers as a result of the exercise of options unless all legal and regulatory requirements have been fully fulfilled.

8.	Termination

Termination. For the purpose of this Plan, “Termination” means any act or fact, justified or otherwise, that ends the legal relationship of the Participant with the Company or with the subsidiaries that granted the stock option. Termination does not encompass the following situations: (i) a change in the legal relationship of the Participant with the Company in which after said change the Participant is still considered an Administrator or Manager, as defined in item 3 of this Plan, (ii) death or permanent disability, and (iii) retirement. Termination includes the situations of removal, replacement or failure to be reelected as administrator, and rescission of labor or service agreement.

Termination upon initiative of the Participant or upon initiative of the Company. In the case of Termination upon the Initiative of the Participant or upon the initiative of the Company or its Subsidiary for any reason, except for just cause, all options that were granted and not yet exercisable, and their associated rights, are automatically extinguished, independent of any advance notice or indemnity. However, the Participant does maintain the right to exercise the options that are already exercisable as of the date of Termination, within the period determined by the Board of Directors and upon delivery of a written notice.

Termination for Just Cause. In the case of the Termination of the Participant for just cause, all options granted, regardless if exercisable or not on the Termination date, and their associated rights, are automatically extinguished, independent of any advance notice or indemnity.

9.	Death, Permanent Disability or Retirement of Participant

Death or Permanent Disability. In the event of the death or permanent disability of the Participant, the Board of Directors will decide if the grace period of the unexercised options makes them immediately exercisable. The options already exercisable on the date of death or permanent disability of the Participant may be exercised by the heirs or successors of the Participants, by means of legal succession or will or by the executor of the estate of the Participant, in the event of the death of the Participant, or by the actual Participant, in the event of permanent disability, with the period determined by the Board of Directors, upon delivery of written notice.

Retirement. In the event of the retirement of the Participant, the Board of Directors will decide if the grace period of the unexercised options makes them immediately exercisable. The options already exercisable as of the date of retirement of the Participant may be exercised within the period determined by the Board of Directors, upon delivery of a written notice.

10.	Date of Validity and Termination of Plan

Validity. The Plan will come into effect on the date of its approval by the Meeting of Shareholders’ of the Company and terminate, at any time, (a) by a decision of the Meeting of Shareholders’ or the Board of Directors of the Company; (b) upon the cancellation of the Company’s registration as a publicly held company; (c) upon the cessation of trading in the Company’s shares in the organized or unorganized over-the-counter market on the stock exchange. (d) as a result of the reorganization of the Company’s ownership structure; or (e) upon the dissolution or liquidation of the Company, whichever occurs first.

Extinguishment by Resolution. The extinguishment of the Plan by resolution of the Company’s Shareholders or by the members of the Board of Directors will not affect the effectiveness of previously granted options that are still valid, nor the restrictions on trading in shares and/or the preference rights instituted herein.

Extinguishment by Cancellation of Registration, Cessation of Trading, Dissolution or Liquidation. In the event of the cancellation of the company’s registration as a publicly held company, the cessation of trading in the Company’s shares in the organized or unorganized over-the-counter market on the stock exchange, the dissolution or liquidation of the Company, the Plan and the associated options granted will automatically be extinguished.

11.	General Provisions

Applicable Regulations. This Stock Option Plan, each individual Stock Option Program, the options granted based on these instruments and the subscription of new shares arising from the options or the acquisition of shares issued by the Company held in Treasury, must, depending on the individual case, comply with Law 6,404/76, as amended, and the applicable regulations. Each Participant pledges, by signing the Stock Option Agreement, to observe the regulations of the Securities and Exchange Commission of Brazil (CVM), in particular CVM Instruction 358 of January 3, 2002, and amendments thereto, and the Policy for Trading in the Company’s Shares, if one exists.

Revision of Plan. The Board of Directors, in the interest of the Company and its shareholders, may revise and modify the conditions of the Plan, with the exception of those included in items 1, 2, 5 and 6 of this Plan. Any significant legal modification related to the regulations governing corporate law, publicly held companies and/or the tax effects of stock option plans could result in the full revision or termination of this Plan.